Exhibit 23

SPYGLASS MERGER CORP.

MANAGEMENT STOCKHOLDERS AGREEMENT

Dated as of March 7, 2006

i

ARTICLE V PURCHASE OF SHARES ON TERMINATION OF EMPLOYMENT OF MANAGEMENT INVESTORS

Section 5.1.	General	27
Section 5.2.	Termination of Employment by the Company without Cause, by the Management Investor with Good Reason or due to Death or Disability of the Management Investor	27
Section 5.3.	Termination of Employment by the Management Investor without Good Reason	28
Section 5.4.	Termination of Employment by the Company for Cause	28
Section 5.5.	Call Option of the SLP Investors	28
Section 5.6.	Certain Definitions used in this Article V	29

ARTICLE VI ADDITIONAL AGREEMENTS OF THE PARTIES

Section 6.1.	Further Assurances	31
Section 6.2.	Freedom to Pursue Opportunities	31
Section 6.3.	Legend on Share Certificates	31
Section 6.4.	Restriction on Employee Equity Program	32

ARTICLE VII ADDITIONAL PARTIES

Section 7.1.	Additional Parties	32

ARTICLE VIII MISCELLANEOUS

Section 8.1.	Entire Agreement	33
Section 8.2.	Specific Performance	33
Section 8.3.	Governing Law	33
Section 8.4.	Arbitration	33
Section 8.5.	Obligations	34
Section 8.6.	Consent of the SLP Investors and Management Investors	34
Section 8.7.	Amendment and Waiver	34
Section 8.8.	Binding Effect	35
Section 8.9.	Termination	35
Section 8.10.	Notices	35
Section 8.11.	Severability	35
Section 8.12.	Counterparts	35
Section 8.13.	Assumption of Obligations	36

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MANAGEMENT STOCKHOLDERS AGREEMENT

This MANAGEMENT STOCKHOLDERS AGREEMENT is made as of March 7, 2006, by and among Spyglass Merger Corp., a Delaware corporation (together with its successors and assigns, “Spyglass”), Silver Lake Partners II, L.P., a Delaware limited partnership, (together with its successors and assigns, “SLP II”), Silver Lake Technology Investors II, L.L.C., a Delaware limited liability company (together with its successors and assigns, “SLTI II,” and together with SLP II, the “Initial SLP Investors”), the other signatories hereto (the “Initial Management Investors”) and any other Person who becomes a party hereto pursuant to Article VII.

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of November 11, 2005 (as amended, supplemented, restated or modified from time to time, the “Merger Agreement”), between Spyglass and SERENA Software, Inc., a Delaware corporation (“Serena”), upon the closing of the merger of Spyglass with and into Serena pursuant to the terms and subject to the conditions set forth therein (the “Merger”), each share of Spyglass common stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation of the Merger (the “Common Stock” and together with any Common Stock hereinafter issued by the Company, the “Shares”);

WHEREAS, as a condition for the right of the Initial Management Investors to purchase Shares and to receive grants of Options, each of the Initial Management Investors is obligated to become a party to this Agreement; and

WHEREAS, the Initial Management Investors, the Initial SLP Investors and the Company desire to set forth certain rights and obligations of Management Investors with respect to the ownership of Shares and Options by Management Investors.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties mutually agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Adverse Disclosure” means public disclosure of material non-public information which, in the Board’s good faith judgment, after consultation with independent outside counsel to the Company, (i) would be required to be made in any report or Registration Statement filed with the SEC by the Company so that such report or Registration Statement would not be materially misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such report or Registration Statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. The term “control”, as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. “Controlled” and “controlling” have meanings correlative to the foregoing. Notwithstanding the foregoing, (i) the Company, its Subsidiaries and the Company’s other controlled Affiliates shall not be considered Affiliates of any Stockholder and (ii) none of the SLP Investors shall be considered Affiliates of any portfolio operating company in which the SLP Investors or any of their investment fund Affiliates have made a debt or equity investment.

“Affiliated Officer” means an officer of the Company affiliated with the SLP Investors.

“Agreement” means this Management Stockholders Agreement, as the same may be amended, supplemented, restated or modified.

“Beneficial ownership” and “beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the Exchange Act; provided, however that no Stockholder shall be deemed to beneficially own any securities of the Company held by any other Stockholder solely by virtue of the provisions of this Agreement (other than this definition) or the Stockholders Agreement.

“Board” means the Board of Directors of the Company.

“Business Day” means any day, other than a Saturday, Sunday or one on which banks are authorized by law to be closed in San Francisco, California.

“Closing” has the meaning set forth in the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competitor” means (a) any Person that sells products or services that are directly competitive with the products or services then sold by the Company or any of its Subsidiaries (as shall be reasonably determined in good faith by the Board) or (b) any Person that is a non-independent director or officer of any Person set forth in the foregoing clause (a).

“Encumbrance” means any charge, claim, community or other marital property interest, right of first option, right of first refusal, mortgage, pledge, lien or other encumbrance.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Fair Market Value” means (i) with respect to cash consideration, the total amount of such cash consideration in United States dollars, (ii) with respect to non-cash consideration consisting of publicly-traded securities, or, for purposes of Article V, the price to be paid for Call Shares or Call Options after an Initial Public Offering, the average daily closing sales price of such securities for the ten consecutive trading days preceding the date the Fair

Market Value of such securities is required to be determined hereunder (with the closing price for each day being the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the principal national securities exchange on which such securities are listed and admitted to trading, or, if not listed and admitted to trading on any such exchange on the NASDAQ National Market System, or if not quoted on the NASDAQ National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Company for that purpose) and (iii) with respect to non-cash consideration not consisting of publicly-traded securities, or, for purposes of Article V, the price to be paid for Call Shares or Call Options prior to an Initial Public Offering, such amount as is determined to be the fair market value of the non-cash consideration as of the date such Fair Market Value is required to be determined hereunder as determined reasonably and in good faith by the Board following the principle of reasonable valuation methods consistently applied under the guidelines of Treas. Reg §1.409A-1(b)(5)(iv)(B).

“Family Affiliate” means, with respect to any Management Investor, (a) any parent, grandparent, sibling or child (including any adopted sibling or child) of such Management Investor, or any spouse or former spouse of such Management Investor, (b) any trust (i) established solely for the benefit of (x) such Management Investor and/or (y) any of the Persons set forth in the foregoing clause (a) or (c) any corporation, limited liability company, partnership, foundation or other Person (i) with respect to which all of the outstanding capital stock or other equity interests are beneficially owned solely by (x) such Management Investor and/or (y) any of the Persons set forth in the foregoing clause (a) and (ii) with respect to which such Management Investor (unless such Management Investor has died or become Disabled) is the majority stockholder (if a corporation), the sole manager or managing member (if a limited liability company), the sole general partner (if a limited partnership) or otherwise has the sole power to direct or cause the direction of the management and policies, directly or indirectly, of such Person, whether through the ownership of voting securities, by contract or otherwise (if any other type of Person).

“Initial Public Offering” means the consummation of an underwritten public offering of Shares registered under the Securities Act.

“Management Investor” means each of the Initial Management Investors specified in the preamble and each additional Person, other than a SLP Investor, who becomes a party to this Agreement pursuant to Article VII hereof as a holder of Share Equivalents or Options.

“Options” means any options to purchase Shares granted to any Management Investor pursuant to a Stock Incentive Plan.

“Other Managers” means all Management Investors party hereto other than the Senior Managers.

“Permitted Transferee” means with respect to (i) any SLP Investor, any Affiliate or Syndication Transferee of such SLP Investor, and (ii) any Management Investor, any Family Affiliate of such Management Investor.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company or any other entity of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

“Restricted Participation Period” means, with respect to any Senior Manager, any periods of time between the Initial Public Offering and the three-year anniversary of the Initial Public Offering during which such Senior Manager has an effective 10b5-1 Plan that has not been terminated by such Senior Manager (regardless of the amount of sales being made pursuant to such 10b5-1 Plan during such period).

“Restricted Shares” means all Share Equivalents other than (a) Share Equivalents, the offer and sale of which have been registered under a registration statement pursuant to the Securities Act and sold thereunder, (b) Share Equivalents, with respect to which a sale or other disposition has been made in reliance on and in accordance with Rule 144 (or any successor provision) under the Securities Act, or (c) Share Equivalents, with respect to which the holder thereof shall have delivered to the Company either (i) an opinion of counsel in form and substance reasonably satisfactory to the Company, delivered by counsel reasonably satisfactory to the Company, or (ii) a “no action” letter from the SEC, to the effect that subsequent transfers of such Share Equivalents may be effected without registration under the Securities Act.

“Rule 144” means Rule 144 under the Securities Act.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Senior Managers” means Mark Woodward and Robert Pender, Jr. and their respective Permitted Transferees.

“Share Equivalents” means (i) Shares (including, for the avoidance of doubt, Shares received upon exercise of Options) and (ii) the number of Shares issuable upon exercise, conversion or exchange of any security that is currently exercisable for, convertible into or exchangeable for, on any such date of determination, Shares without payment to the Company of any additional consideration. For the avoidance of doubt, in no instance shall Options be considered Share Equivalents.

“SLP Investors” means any of the Initial SLP Investors that hold Share Equivalents and any of their Affiliates that hold Share Equivalents and have become parties to this Agreement pursuant to Article VII.

“Stockholders Agreement” means the Stockholders Agreement, dated as of the date hereof, among Spyglass, the Initial SLP Investors, Douglas D. Troxel and the Douglas D. Troxel Living Trust, as the same may be amended, supplemented, restated or modified from time to time.

“Stock Incentive Plan” means any stock incentive plan adopted by the Board for eligible employees of, and consultants to, the Company and its Subsidiaries and members of the Board who are serving as independent directors, pursuant to which the Company has authorized the issuance and grant of awards that could result in the issuance of additional Shares.

“Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (C) a general or managing partnership interest in such entity.

“Syndication Transferee” means any Persons (other than an Affiliate of a SLP Investor) to whom any Initial SLP Investor transfers Share Equivalents; provided that (a) each such transfer is completed within six (6) months after the Closing, (b) the aggregate number of Share Equivalents transferred by the Initial SLP Investors to all such Persons does not exceed 16,384,000 (as adjusted for any stock dividend split, reverse split, combination recapitalization or reclassification) and (c) such transfers are for a cash price of no more than $5.00 per Share Equivalent (as adjusted for any stock dividend split, reverse split, combination recapitalization or reclassification).

“Transfer Restriction Period” means (i) with respect to Senior Managers, the period beginning on the date hereof and ending on the three-year anniversary of the Initial Public Offering and (ii) with respect to Other Managers, the period beginning on the date hereof and ending on the expiration of the period immediately following the Initial Public Offering during which the SLP Investors shall have agreed with the underwriters of such Initial Public Offering to be subject to lock-up restrictions in respect of their Shares.

“Voting Securities” means (a) the Shares and (b) any other securities that are permitted by their terms to vote together with the Shares.

Section 1.2. Definitions Cross Reference.

Terms	Cross-Reference
Board Participant	Section 6.2
Book Value	Section 5.6(a)
Call	Section 5.1
Call Date	Section 5.6(b)
Call Options	Section 5.1
Call Options Price	Section 5.6(c)
Call Shares	Section 5.1
Call Shares Price	Section 5.6(d)
Cause	Section 5.6(e)
Common Stock	Preamble
Company Registration	Section 4.3(a)
Cure Period	Section 5.6(e)
Demand Registration	Section 4.3(a)

Terms	Cross-Reference
Disability	Section 5.6(f)
Dispute and Disputes	Section 8.4
Drag-Along Notice	Section 3.5(a)
Drag-Along Portion	Section 3.5(a)
Drag-Along Sale	Section 3.5(a)
Escrow Holder	Section 6.3(c)
Good Reason	Section 5.6(g)
Holder and Holders	Section 4.1(e)
Indemnified Party	Section 4.6(c)
Indemnifying Party	Section 4.6(c)
Initial Management Investors	Preamble
Initial SLP Investors	Preamble
Initiating Holder	Section 4.1(h)
JAMS	Section 8.4
Listing Date	Section 5.6(h)
Management Investor	Preamble
Marketed Underwritten Shelf Take-Down	Section 4.2(f)(i)
Merger	Preamble
Merger Agreement	Preamble
Non-Marketed Underwritten Shelf Take-Down	Section 4.2(d)(ii)
Non-Marketed Underwritten Shelf Take-Down Notice	Section 4.2(d)(ii)
Pro Rata 144 Portion	Section 3.6(a)
Pro Rata Portion	Section 3.4(b)
Pro Rata Take-Down Portion	Section 4.2(d)(i)
Prospectus	Section 4.1(d)
register, registered and registration	Section 4.1(a)
Registrable Securities	Section 4.1(b)
Registration Statement	Section 4.1(a)
Restricted Shelf Holder	Section 4.1(i)
Restricted Shelf Take-Down	Section 4.2(d)(i)
Restricted Shelf Take-Down Notice	Section 4.2(d)(i)
Selling SLP Investors	Section 3.4(a)
Senior Manager Investor Certificates	Section 3.6(a)
Serena	Preamble
Shares	Preamble
Shelf Holder	Section 4.2(a)
Shelf Period	Section 4.2(b)
Shelf Registration Notice	Section 4.2(a)
Shelf Registration Statement	Section 4.1(c)
Shelf Suspension	Section 4.2(c)
SLP II	Preamble
SLP Holders	Section 4.1(h)
SLP Rule 144 Broker	Section 3.6(a)
SLP Rule 144 Notice	Section 3.6(a)
SLP Rule 144 Sales	Section 3.6(a)

Terms	Cross-Reference
SLTI II	Preamble
Spousal Consent	Section 2.1(d)
Spyglass	Preamble
Tag-Along Sale	Section 3.4(a)
Termination Date	Section 5.6(i)
Third Party Holder	Section 4.1(g)
Third Party Shelf Holder	Section 4.2(a)
transfer	Section 3.1(a)
Transfer Notice	Section 3.4(a)
Unrestricted Shelf Take-Down	Section 4.2(e)

Section 1.3. General Interpretive Principles. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole, and references herein to Articles or Sections refer to Articles or Sections of this Agreement. For purposes of this Agreement, the words, “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The terms “dollars” and “$” shall mean United States dollars. Except as otherwise set forth herein, Shares underlying unexercised options that have been issued by the Company shall not be deemed “outstanding” for any purposes in this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1. Representations and Warranties of Management Investors. Each Management Investor, severally and not jointly, hereby represents and warrants to the Company and each Initial SLP Investor as follows:

(a) Such Management Investor is competent to, and has sufficient capacity to, execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Management Investor and, assuming the due execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the valid and binding obligation of such Management Investor, enforceable against such Management Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b) The execution, delivery and performance by such Management Investor of this Agreement and the agreements contemplated hereby and the consummation by such

Management Investor of the transactions contemplated hereby does not and will not, with or without the giving of notice or the passage of time or both, (i) violate the provisions of any law, rule or regulation applicable to such Management Investor or his or her properties or assets; (ii) violate any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to such Management Investor or his or her properties or assets; or (iii) result in any breach of any terms or conditions, or constitute a default under, any contract, agreement or instrument to which such Management Investor is a party or by which such Management Investor or his or her properties or assets are bound.

(c) Such Management Investor (i) understands that no public market now exists for the Shares or the Options and there is no assurance that a public market will ever exist for the Shares or the Options and (ii) understands that neither the Shares nor the Options may be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares or the Options or an available exemption from registration under the Securities Act, Shares and the Options must be held indefinitely.

(d) If such Management Investor is married, he or she has delivered to the Company a duly executed copy of a Spousal Consent in the form attached hereto as Exhibit A (the “Spousal Consent”).

ARTICLE III

TRANSFER RESTRICTIONS

Section 3.1. General Restrictions on Transfers.

(a) No Management Investor may sell, exchange, assign, pledge, hypothecate, gift or otherwise transfer or dispose of (all of which acts shall be deemed included in the term “transfer” as used in this Agreement) any legal, economic or beneficial interest in any Share Equivalents (whether held in its own right or by its representative) unless (i) such transfer of Share Equivalents is made on the books of the Company and is not in violation of the provisions of this Article III and (ii) the transferee of such Share Equivalents (if other than (A) the Company or a Stockholder party to the Stockholders Agreement, (B) a transferee in a sale of Share Equivalents made under Rule 144 or any successor provision under the Securities Act or (C) a transferee of Share Equivalents pursuant to an offer and sale registered under the Securities Act) agrees to become a party to this Agreement pursuant to Article VII hereof and executes such further documents as may be necessary in the opinion of the Company and the SLP Investors, to make him, her or it a party hereto, including a Spousal Consent, if applicable.

(b) Any purported transfer of Share Equivalents other than in accordance with this Agreement by any Management Investor shall be null and void, and the Company shall refuse to recognize any such transfer for any purpose and shall not reflect in its records any change in record ownership of Share Equivalents pursuant to any such transfer.

(c) Each Management Investor acknowledges that the Restricted Shares have not been registered under the Securities Act and may not be transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act. Each Management Investor agrees that it will not transfer any Restricted Shares at any time if such action would constitute a violation of any securities laws of any applicable jurisdiction or a breach of the conditions to any exemption from registration of Restricted Shares under any such laws or a breach of any undertaking or agreement of such Management Investor entered into pursuant to such laws or in connection with obtaining an exemption thereunder. Each Management Investor agrees that any Restricted Shares to be held by it shall bear the restrictive legend set forth in Section 6.3.

(d) No Management Investor shall grant any proxy or enter into or agree to be bound by any voting trust with respect to any Share Equivalents or enter into any agreements or arrangements of any kind with any Person with respect to any Share Equivalents inconsistent with the provisions of this Agreement (whether or not such agreements and arrangements are with other Management Investors or holders of Share Equivalents who are not parties to this Agreement), including agreements or arrangements with respect to the acquisition, disposition or voting (if applicable) of any Share Equivalents, nor shall any Management Investor act, for any reason, as a member of a group or in concert with any other persons in connection with the acquisition, disposition or voting (if applicable) of any Share Equivalents in any manner that is inconsistent with the provisions of this Agreement.

Section 3.2. Permitted Transfers. A Management Investor may transfer any or all of the Share Equivalents held by it to any of its Permitted Transferees without complying with the provisions of this Article III other than Section 3.1; provided that (i) such Permitted Transferee shall have agreed in writing with all parties hereto that, except as otherwise required by law or governmental order, it will immediately transfer all Share Equivalents and all rights and obligations hereunder to such transferring Management Investor or another Permitted Transferee of such transferring Management Investor at such time that it ceases to be a Permitted Transferee of such transferring Management Investor and (ii) as a condition to such transfer, such Permitted Transferee shall become a party to this Agreement as provided in Section 3.1(a).

Section 3.3. Restrictions on Transfers by Management Investors. During the applicable Transfer Restriction Period, the Management Investors shall not transfer any Share Equivalents to any Person, except transfers (a) to Permitted Transferees pursuant to Section 3.2, (b) pursuant to and in compliance with Section 3.4, Section 3.5, Article IV or Article V or (c) upon receipt of the prior written consent of the Company. During the applicable Transfer Restriction Period, any Permitted Transferee of an SLP Investor (other than a Syndication Transferee) to whom a SLP Investor transfers any Share Equivalents will become a party to this Agreement pursuant to Article VII.

Section 3.4. Tag-Along Rights.

(a) Subject to Section 3.4(c), if one or more of the SLP Investors proposes to transfer Share Equivalents to another Person (other than a Permitted Transferee of the SLP Investors) (a “Tag-Along Sale”), such SLP Investor or SLP Investors (hereinafter referred to as the “Selling SLP Investors”) shall give written notice (a “Transfer Notice”) of such proposed transfer to each of the Management Investors at least 10 Business Days prior to the consummation of such proposed transfer, setting forth (i) the number of Share Equivalents proposed to be transferred, (ii) the consideration to be received for such Share Equivalents by such Selling SLP Investors, (iii) the identity of the purchaser, (iv) any other material terms and conditions of the proposed transfer, (v) the date of the proposed transfer and (vi) that the Management Investor shall have the right, upon the terms and subject to the conditions set forth in this Section 3.4, to elect to sell up to its Pro Rata Portion (as defined below) of such Share Equivalents (including any Shares issuable upon the exercise of Options to the extent such Options are then vested and exercisable). If any transaction involving the transfer of Share Equivalents is subject to both this Section 3.4 and Section 3.5, only the provisions of Section 3.5 shall apply to such transaction so long as the SLP Investors have given a Drag-Along Notice to the Management Investors pursuant to Section 3.5 and such Drag-Along Notice has not been rescinded or otherwise terminated.

(b) Upon delivery of a Transfer Notice, each Management Investor may elect to sell up to its Pro Rata Portion of Share Equivalents, at the same price per Share Equivalent and pursuant to the same terms and conditions with respect to payment for the Share Equivalents as agreed to by the Selling SLP Investors in the Tag-Along Sale, by sending written notice to each of the Selling SLP Investors within 5 Business Days after the date of the Transfer Notice, indicating its election to sell up to its Pro Rata Portion of Share Equivalents in such Tag-Along Sale. Following such 5 Business-Day period, each of the Selling SLP Investors and the Management Investors that have delivered such written notices, concurrently with the Selling SLP Investors, shall be permitted to sell to the purchaser on the terms and conditions set forth in the Transfer Notice the number of shares specified in its written notice (but in no event more than its Pro Rata Portion of Share Equivalents). All costs and expenses incurred by the Selling SLP Investors in connection with any such Tag-Along Sale shall be borne by on a pro rata basis in accordance with the number of Share Equivalents being sold by each of the Selling SLP Investors, the Management Investors that have delivered such written notice and all other Persons who otherwise are transferring, or have the contractual or other right to transfer, Share Equivalents in such Tag-Along Sale. With respect to any Shares for which a Management Investor holds vested and exercisable but unexercised Options, to the extent that such Shares are to be sold pursuant to this Section 3.4, the Management Investor must exercise the relevant Option and transfer the relevant Shares (rather than the Option). For purposes of this Section 3.4, “Pro Rata Portion” shall mean, with respect to Share Equivalents held by any Selling SLP Investor or Management Investor that delivered such written notice, a number equal to the product of (i) the total number of Share Equivalents proposed to be sold to a purchaser as set forth in a Transfer Notice and (ii) a fraction, the numerator of which shall be the total number of Share Equivalents (including any Shares issued in respect of exercised Options) being transferred by such Selling SLP Investor or Management Investor, as applicable, in the Tag-Along Sale and the denominator of which shall be the total number of Share Equivalents (including any Shares issued in respect of exercised Options) being transferred in the Tag-Along Sale by all (x) Selling SLP Investors, (y) all Management Investors that delivered such written notices and (z) all other Persons who otherwise are transferring Share Equivalents.

(c) This Section 3.4 shall not apply to (i) a transfer or transfers by the SLP Investors completed within six (6) months of the Closing of an aggregate of up to 16,384,000 Share Equivalents (as adjusted for any stock dividend split, reverse split, combination recapitalization or reclassification) at a cash price of no more than $5.00 per Share Equivalent (as adjusted for any stock dividend split, reverse split, combination recapitalization or reclassification), (ii) any transfer to a Permitted Transferee pursuant to Section 3.2, (iii) any transfer in a public offering in accordance with Article IV or (iv) any transfer after an Initial Public Offering pursuant to Rule 144.

(d) This Section 3.4 shall terminate as to Senior Managers and Other Managers, respectively, on the expiration of the applicable Transfer Restriction Period.

Section 3.5. Drag-Along Rights.

(a) The SLP Investors may give written notice (a “Drag-Along Notice”) to the Management Investors that the SLP Investors intend to enter into a transaction or a series of related transactions involving the transfer, of not less than fifty percent (50%) of the outstanding Share Equivalents (which Share Equivalents to be transferred may include Share Equivalents held by the Management Investors and/or other holders of Share Equivalents) to a Person or “group” of Persons (other than to the SLP Investors or an Affiliate of the SLP Investors), whether by merger, tender offer or otherwise (a “Drag-Along Sale”), and, that the SLP Investors desire to cause the Management Investors to participate in such transaction on the same terms and conditions as available to the SLP Investors; provided, however, that no Management Investor shall be required to assume any liability or provide indemnification in connection with such transaction other than (i) liability or indemnification that relates to the ownership of, and the ability to transfer, the Share Equivalents being transferred by it and (ii) with respect to all other liabilities or indemnification in connection with such transaction, its pro rata share on the same terms and conditions as the SLP Investors (based on the number of Share Equivalents being transferred by each Management Investor in such transaction). Such Drag-Along Notice shall also specify (1) the consideration, if any, to be received by the SLP Investors and the Management Investors and any other material terms and conditions of the proposed transaction (which price and other material terms and conditions shall be the same in all material respects for the SLP Investors and the Management Investors), (2) the identity of the other Person or Persons party to the transaction, (3) the date of completion of the proposed transaction (which date shall be not less than ten (10) Business Days after the date of the notice) and (4) the action or actions required of each Management Investor in order to complete or facilitate such proposed transaction (including the sale of Share Equivalents held by the Management Investor, the voting of all such Share Equivalents in favor of any such merger, consolidation or sale of assets and the waiver of any related appraisal or dissenters’ rights). If the SLP Investors are transferring less than all of the Share Equivalents held by the SLP Investors, then each Management Investor will transfer a number of Share Equivalents equal to the product of the following (the “Drag-Along Portion”): (x) the number of Share Equivalents (including any Shares issuable upon the exercise of Options to the extent such Options are then vested and exercisable) beneficially owned by such Management Investor multiplied by (y) a fraction, the numerator of which is the aggregate number of Share Equivalents being transferred by the SLP Investors and the denominator of which equals the aggregate number of Share Equivalents beneficially owned by the SLP Investors. Upon receipt of such Drag-Along Notice, each Management Investor shall be obligated to take the action or actions referred to in clause (4) above; provided that, in the case of a sale of Shares, with respect to any Shares for which a Management Investor holds vested and exercisable but unexercised Options, the price per Share shall be reduced by the exercise price of such Options or, if required pursuant to the terms of such Options, such Stockholder shall pay the exercise price therefor prior to the consummation of such sale and shall transfer such Shares to the purchaser in such sale (in each case, net of any amounts required to be withheld by the Company in connection with such Option exercise).

(b) This Section 3.5 shall terminate as to Senior Managers and Other Managers, respectively, on the expiration of the applicable Transfer Restriction Period.

Section 3.6. Rule 144 Sales.

(a) Subject to the last sentence of this Section 3.6(a), if the SLP Investors, collectively, have not transferred at least 25% of the Initial SLP Investment Shares in transfers subject to Section 3.4, Section 3.5, Section 3.6(b) and/or Article IV (including any transfers in an Initial Public Offering) prior to the one-year anniversary of the completion of an Initial Public Offering, then beginning on the one-year anniversary of the completion of an Initial Public Offering, each Senior Manager may sell Shares pursuant to Rule 144 (including the volume and manner of sale limitations set forth therein) (“Senior Manager Rule 144 Sales”); provided, however that (x) any such sales may only be made pursuant to Rule 10b5-1 of the Exchange Act (subject to compliance with any reasonable guidelines or limitations the Company may impose from time to time upon Rule 10b5-1 sales, whether pursuant to the Company’s insider trading policy, corporate governance guidelines or otherwise) (a “10b5-1 Plan”), (y) the implementation, modification or termination of any 10b5-1 Plan may only occur during any regularly scheduled “window period” under the Company’s insider trading policy and (z) in no event may the aggregate amount of Shares sold by either Senior Manager pursuant to Senior Manager Rule 144 Sales during any three-month period exceed the lesser of (A) the number of Shares Equivalents permitted to be sold pursuant to Rule 144 and (B) 5% of the number of the larger of (i) the amount of Share Equivalents held by such Senior Manager as of the date of completion of an Initial Public Offering and (ii) the amount of Share Equivalents held by such Senior Manager as of the date of establishment of the 10b5-1 Plan of such Senior Manager. If any Senior Manager either implements or terminates a 10b5-1 Plan during any regularly scheduled “window period” under the Company’s insider trading policy, the Company will promptly thereafter provide written notice to the SLP Investors of such implementation or termination (a “10b5-1 Plan Notice”). For purposes of this Section 3.6(a), “Initial SLP Investment Shares” shall mean the aggregate number of Share Equivalents beneficially owned by the SLP Investors immediately after the Closing less any Share Equivalents transferred to a Syndication Transferee.

(b) If one or more SLP Investors in good faith expects to transfer Shares pursuant to Rule 144 (“SLP Rule 144 Sales”), such SLP Investor or SLP Investors (hereinafter referred to as the “Rule 144 Selling SLP Investors”) shall provide written notice (a “SLP Rule 144 Notice”) of such SLP Rule 144 Sale to each Senior Manager as far in advance of such SLP Rule 144 Sale as shall be reasonably practicable in light of the circumstances applicable to such SLP Rule 144 Sale, which SLP Rule 144 Notice shall set forth (i) the number of Shares the Rule 144 Selling SLP Investors anticipate selling pursuant to such SLP Rule 144 Sale, (iii) that the Senior Manager shall have the right, upon the terms and subject to the conditions set forth in this Section 3.6(a), to elect to sell up to his Pro Rata 144 Portion (as defined below) with respect to such SLP Rule 144 Sale, (iv) the name, address and other appropriate contact information for the broker(s) (if any) selected by the Rule 144 Selling SLP Investors (the “SLP Rule 144 Broker”) and (v) the action or actions required (including the timing thereof) in connection with such SLP Rule 144 Sale with respect to each Senior Manager that elects to exercise such right (including the delivery to the SLP Rule 144 Broker of one or more stock certificates representing the Shares of such Co-Investor to be sold in such SLP Rule 144 Sale (the “Senior Manager Investor Certificates”) and the delivery of such other certificates, instruments and documents as may be reasonably requested by the SLP Rule 144 Broker). Upon receipt of a SLP Rule 144 Notice, each Senior Manager may elect to sell up to his Pro Rata 144 Portion with respect to such SLP Rule 144 Sale, by taking such action or actions referred to in clause (v) above in a timely manner. Notwithstanding the delivery of any SLP Rule 144 Notice, all determinations as to whether to complete any SLP Rule 144 Sale and as to the timing, manner, price and other terms of any such SLP Rule 144 Sale shall be at the sole discretion of the Rule 144 Selling SLP Investors. For purposes of this Section 3.6(a), “Pro Rata 144 Portion” shall mean, with respect to a SLP Rule 144 Sale and each Rule 144 Selling SLP Investor and one or more Senior Managers delivering such notice, a number equal to the product of (i) the total number of Shares transferred in such SLP Rule 144 Sale, and (ii) a fraction, the numerator of which shall be the total number of Shares beneficially owned by such Rule 144 Selling SLP Investor or, in the case of any Senior Manager, such Senior Manager, as applicable, and the denominator of which shall be the total number of Shares beneficially owned by (x) all Rule 144 Selling SLP Investors, (y) all Senior Managers delivering such notice and (z) all other stockholders or the Company that are not Affiliates of the SLP Investors that the Rule 144 Selling SLP Investors permit to participate in such SLP Rule 144 Sale. In the event that the SLP Investors shall elect not to complete an anticipated SLP Rule 144 Sale with respect to which one or more Senior Managers have exercised their right to sell Shares pursuant to this Section 3.6(a), the Rule 144 Selling SLP Investors shall cause any Senior Manager Certificates previously delivered to the SLP Rule 144 Broker to be returned to the applicable Senior Managers (except to the extent such Senior Managers elect to participate in any subsequent anticipated Rule 144 SLP Sale pursuant to a subsequent SLP Rule 144 Notice and, in connection with such election, instruct that the Senior Manager Certificates of such Senior Managers be retained by the SLP Rule 144 Broker for purposes of such subsequent anticipated Rule 144 SLP Sale). Each of the Rule 144 Selling SLP Investors agrees to reasonably cooperate with each of the Senior Managers to establish notice, delivery and documentation procedures and measures to facilitate such Senior Manager’s participation in future potential Rule 144 SLP Sales pursuant to this Section 3.6(a). Notwithstanding anything to the contrary set forth in this Section 3.6(b), a Senior Manager shall not be entitled to participate in any SLP Rule 144 Sale during a Restricted Participation Period with respect to such Senior Manager and no Rule 144 Selling SLP Investor shall be obligated to deliver any SLP Rule 144 Notice to such Senior Manager during such Restricted Participation Period.

(c) This Section 3.6 shall terminate on the three-year anniversary of the Initial Public Offering.

ARTICLE IV

REGISTRATION RIGHTS

The Company hereby grants to each of the Holders (as defined below) the registration rights set forth in this Article IV, with respect to the Registrable Securities (as defined below) owned by such Holders.

Section 4.1. Certain Definitions. As used in this Article IV:

(a) “register”, “registered” and “registration” refer to a registration effected by filing with the SEC a registration statement (the “Registration Statement”) in compliance with the Securities Act, and the declaration or ordering by the SEC of the effectiveness of such Registration Statement.

(b) “Registrable Securities” means (i) Shares held by Holders (as defined below), SLP Holders or Third Party Holders, (ii) Shares issued or issuable upon the exercise of Options and (iii) any Shares issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, such Registrable Securities; provided, however, that Shares or other securities shall cease to be treated as Registrable Securities if (a) a registration statement covering such securities has been declared effective by the SEC and such security has been disposed of pursuant to such effective registration statement, (b) a registration statement on Form S-8 covering such securities is effective, (c) such security is sold pursuant to Rule 144, (d) such security ceases to be outstanding or (e) the Holder thereof, together with his or her Permitted Transferees, beneficially owns less than 3% of the Shares that are outstanding at such time and such Holder and his or her Permitted Transferees are able to dispose of all of their Registrable Securities in any 90 day period pursuant to Rule 144 (or any similar or analogous rule promulgated under the Securities Act), provided, that if Article III would prevent a Senior Manager from disposing of Shares in the 90 day time period contemplated by this clause (e), this clause (e) shall not disqualify any Shares held by such Senior Manager from being Registrable Securities.

(c) “Shelf Registration Statement” means a Registration Statement of the Company filed with the SEC on Form S-3 or on Form S-1 (or any successor forms) for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC) covering the Registrable Securities, as applicable.

(d) “Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments, and all other material incorporated by reference in such prospectus.

(e) “Holder” (collectively, “Holders”) means any Management Investor (and any of their respective transferees pursuant to Section 4.8 below).

(f) “SLP Holders” means one or more SLP Investors and/or any assignee to whom they have transferred rights as an SLP Investor pursuant to Section 4.9 of the Stockholders Agreement.

(g) “Third Party Holder” means any holder of Share Equivalents who exercises contractual rights to participate in a registered offering of Shares.

(h) “Initiating Holder” means any holder of Share Equivalents who exercises contractual rights to cause the Company to make a registered offering of Shares on behalf of such holder.

(i) “Restricted Shelf Holder” means a Senior Manager who becomes a Shelf Holder pursuant to Section 4.2(a) hereof.

Section 4.2. Shelf Registration

(a) Filing. Upon a demand by the SLP Holders pursuant to Section 4.2(a) of the Stockholders Agreement (a “Shelf Registration Notice”), and subject to the Company’s rights under Section 4.2(c), the Company shall (i) promptly (but in any event no later than 10 days prior to the date such Shelf Registration Statement is declared effective) give written notice of the proposed registration to all Holders; and (ii) use its reasonable best efforts to file with the SEC and cause to be declared effective under the Securities Act a Shelf Registration Statement as will permit or facilitate the sale and distribution of all or such portion of such SLP Holders’ Registrable Securities as are specified in such demand, together with all or such portion of the Registrable Securities of (x) any Holder or Holders joining in such demand as are specified in a written demand received by the Company within 10 days after such written notice is given (each such Holder, a “Shelf Holder”) and (y) any Third Party Holder joining in such demand (each such Third Party Holder, a “Third Party Shelf Holder”); provided, however, that if the Company is permitted by applicable law, rule or regulation to add selling stockholders to a Shelf Registration Statement without filing a post-effective amendment, a Holder may request the inclusion of such Holder’s shares in such Shelf Registration Statement at any time or from time to time, and the Company shall add such Registrable Securities to the Shelf Registration Statement as promptly as reasonably practicable (and in any event in time for such Holder to participate in any Marketed Underwritten Self Take Down described in Section 4.2(d) if such Holder has requested for such Registrable Securities to be included in such Marketed Underwritten Shelf Take Down within the applicable time periods required in Section 4.2(d)).

(b) Continued Effectiveness. Except as otherwise agreed by the SLP Holders, the Company shall use its reasonable best efforts to keep the Shelf Registration Statement filed pursuant to Section 4.2(a) of the Stockholders Agreement continuously effective under the Securities Act in order to permit the Prospectus forming a part thereof to be usable by Shelf Holders until the earlier of (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement and (ii) such shorter period as the SLP Holders may determine (such period of effectiveness, the “Shelf Period”).

(c) Suspension of Filing or Registration. If the Company shall furnish to the SLP Holders a certificate signed by the Chief Executive Officer or equivalent senior executive of the Company, stating that the filing, effectiveness or continued use of the Shelf Registration Statement would require the Company to make an Adverse Disclosure, then the Company shall have a period of not more than 30 days (or such longer period as the SLP Investors shall consent to in writing) within which to delay the filing or effectiveness of such Shelf Registration Statement or, in the case of a Shelf Registration Statement that has been declared effective, to suspend the use by Shelf Holders of such Shelf Registration Statement (in each case, a “Shelf Suspension”); provided, however, that, unless consented to in writing by the SLP Investors, the Company shall not be permitted to exercise a Shelf Suspension more than once during any 12-month period. In the case of a Shelf Suspension that occurs after the effectiveness of the Shelf Registration Statement, the Shelf Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Shelf Holders upon the termination of any Shelf Suspension, and (i) in the case of a Shelf Registration Statement that has not been declared effective, shall promptly thereafter file the Shelf Registration Statement and use its reasonable best efforts to have such Shelf Registration Statement declared effective under the Securities Act and (ii) in the case of an effective Shelf Registration Statement, shall amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement or omission prior to the expiration of the Shelf Suspension and furnish to the Shelf Holders such numbers of copies of the Prospectus as so amended or supplemented as the Shelf Holders may reasonably request. The Company agrees, if necessary, to supplement or make amendments to the Shelf Registration Statement, if required by the registration form used by the Company for the Shelf Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder.

(d) Restricted Shelf Take-Downs.

(i) Prior to the three-year anniversary of an Initial Public Offering, no offering or sale of Registrable Securities by a Restricted Shelf Holder pursuant to a Shelf Registration Statement (each, a “Restricted Shelf Take-Down”) may occur unless it has been initiated by SLP Initiating Holders. With respect to each Restricted Shelf Take-Down that is not a Marketed Underwritten Shelf Take-Down, the SLP Initiating Holders shall provide written notice (a “Restricted Shelf Take-Down Notice”) of such Restricted Shelf Take-Down to all Restricted Shelf Holders as far in advance of such Restricted Shelf Take-Down as shall be reasonably practicable in light of the circumstances applicable to such Restricted Shelf Take-Down, which Restricted Shelf Take-Down Notice shall set forth (A) the total number of Registrable Securities expected to be offered and sold in such Restricted Shelf Take-Down, (B) the expected plan of distribution of such Restricted Shelf Take-Down, (C) that the Restricted Shelf Holder shall have the right, upon the terms and subject to the conditions set forth in this Section 4.2(d), to elect to sell up to its Pro Rata Take-Down Portion (as defined below) and (D) the action or actions required (including the timing thereof) in connection with such Restricted Shelf Take-Down with respect to each Holder that elects to exercise such right (including the delivery of one or more stock certificates representing Shares of such Holder to be sold in such Restricted Shelf Take-Down). Upon receipt of such Restricted Shelf Take-Down Notice, each such Restricted Shelf Holder may elect to sell up to his Pro Rata Take-Down Portion with respect to each such Restricted Shelf Take-Down, by taking such action or actions referred to in clause (D) above in a timely manner; provided, however that, if such Restricted Shelf Take-Down is a Non-Marketed Underwritten Shelf Take-Down, such right to sell shall be subject to such Restricted Shelf Holder’s compliance with Section 4.2(d)(iii). Notwithstanding the delivery of any Restricted Shelf Take-Down Notice, all determinations as to whether to complete any Restricted Shelf Take-Down and as to the timing, manner, price and other terms of any Restricted Shelf Take-Down shall be at the sole discretion of the SLP Initiating Holders, provided that, if such Restricted Shelf Take-Down is completed, the SLP Initiating Holders must include each such Restricted Shelf Holder’s Pro Rata Take Down Portion in such Restricted Shelf Take-Down if such Restricted Shelf Holder has complied with the immediately foregoing sentence. For purposes of this Section 4.2(d)(i), “Pro Rata

Take-Down Portion” shall mean, with respect to a Restricted Shelf Take-Down and each SLP Initiating Holder and each Restricted Shelf Holder delivering such notice with respect to such Restricted Shelf Take-Down, a number equal to the product of the following (subject to reduction pursuant to Section 4.2(d)(iii) if such Restricted Shelf Take-Down is an Underwritten Shelf Take-Down): (x) the total number of Registrable Securities transferred in such Restricted Shelf Take-Down, and (y) a fraction, the numerator of which shall be the total number of Registrable Securities beneficially owned by each SLP Initiating Holder or Restricted Shelf Holder, as applicable, and the denominator of which shall be the total number of Registrable Securities beneficially owned by all SLP Initiating Holders, all Restricted Shelf Holders delivering such a notice and all Third Party Shelf Holders that are permitted by the SLP Investors to participate in such Restricted Shelf Take-Down. Each of the SLP Initiating Holders agrees to reasonably cooperate with each of the Restricted Shelf Holders to establish notice, delivery and documentation procedures and measures to facilitate such Shelf Holder’s participation in future potential Restricted Shelf Take-Downs pursuant to this Section 4.2(d). Notwithstanding anything to the contrary set forth in this Section 4.2(d), a Restricted Shelf Holder shall not be entitled to participate in any Restricted Shelf Take-Down (unless it is a Marketed Underwritten Shelf Take-Down) during a Restricted Participation Period with respect to such Restricted Shelf Holder and no SLP Initiating Holder shall be obligated to deliver any Restricted Shelf Take-Down Notice to such Restricted Shelf Holder during such Restricted Participation Period, except with respect to a Marketed Underwritten Shelf Take-Down.

(ii) If the SLP Initiating Holders so elect in a written demand delivered to the Company (a “Non-Marketed Underwritten Shelf Take-Down Notice”), a Restricted Shelf Take-Down may be in the form of an underwritten offering that does not involve a customary “road show” (including an “electronic road show”) or other substantial marketing effort by underwriters over a period of at least 48 hours (a “Non-Marketed Underwritten Shelf Take-Down”), and the Company shall, if so requested, file and effect an amendment or supplement of the Shelf Registration Statement for such purpose as soon as practicable. The SLP Initiating Holders shall have the right to select the underwriter or underwriters to administer such Non-Marketed Underwritten Shelf Take-Down; provided that such underwriter or underwriters shall be reasonably acceptable to the Company.

(iii) With respect to any Non-Marketed Underwritten Shelf Take-Down, the right of any Restricted Shelf Holder to participate shall be conditioned upon such Restricted Shelf Holder’s participation in such underwriting and the inclusion of such Restricted Shelf Holder’s Registrable Securities in the underwriting to the extent provided herein. The Company shall, together with all SLP Holders, all Restricted Shelf Holders and Third Party Shelf Holders of Registrable Securities of the Company proposing to distribute their securities through such Non-Marketed Underwritten Shelf Take-Down, enter into an underwriting agreement in customary form with the underwriter or underwriters selected by the SLP Initiating Holders and reasonably satisfactory to the Company. Notwithstanding any other provision of this Section 4.2, if the underwriter shall advise the Company that marketing factors (including, without limitation, an adverse effect on the per share offering price) require a limitation of the number of shares to be underwritten in a Non-Marketed Underwritten Shelf Take-Down, then the Company shall so advise all SLP Holders, Restricted Shelf Holders and Third Party Shelf Holders of Registrable Securities that have requested to participate in such Underwritten Shelf Take-Down, and the number of shares of Registrable Securities that may be included in such Non-Marketed Underwritten Shelf Take-Down shall be allocated pro rata among such SLP Holders, Restricted Shelf Holders and Third Party Shelf Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of such Underwritten Shelf Take-Down. No Registrable Securities excluded from a Underwritten Shelf Take-Down by reason of the underwriter’s marketing limitation shall be included in such underwritten offering.

(e) Unrestricted Shelf Take-Downs. Any of the SLP Holders may initiate an offering or sale of Registrable Securities pursuant to the Shelf Registration Statement upon the conditions and subject to the terms set forth in Section 4.2(d) and Section 4.2(e) of the Stockholders Agreement, as applicable, and each of the Shelf Holders, may initiate an offering or sale of Registrable Securities pursuant to the Shelf Registration Statement (any such offering or sale by a SLP Holder, a Shelf Holder or a Third Party Shelf Holder, an “Unrestricted Shelf Take-Down”); provided that the Restricted Shelf Holders may not initiate an offering or sale of Registrable Securities pursuant to the Shelf Registration Statement until the three year anniversary of the Initial Public Offering (it being understood that such Restricted Shelf Holders may participate in a Restricted Shelf Takedown or a Non-Marketed Underwritten Shelf Take-Down in accordance with Section 4.2(d) or a Marketed Underwritten Shelf Take-Down in accordance with Section 4.2(f)). Except as set forth in Section 4.2(d) with respect to Restricted Shelf Holders and Section 4.2(f) with respect to Marketed Underwritten Shelf Take-Downs, an SLP Holder or Shelf Holder, as the case may be, that initiates an offering or sale of Registrable Securities shall not be required to permit the offer and sale of Registrable Securities by any of the other SLP Holders, Shelf Holders or Third Party Shelf Holders, as applicable, in connection with such Unrestricted Shelf Take-Down.

(f) Marketed Underwritten Shelf Take-Downs

(i) If the SLP Holders so elect in a written demand delivered to the Company, a Restricted Shelf Take-Down or Unrestricted Shelf Take-Down by such SLP Holders may be in the form of an underwritten offering involving a customary “road show” (including an “electronic road show”) or other substantial marketing effort by the underwriters over a period of at least 48 hours (a “Marketed Underwritten Shelf Take-Down”). Upon receipt of such a written demand with respect to a Marketed Underwritten Shelf Take-Down, the Company shall promptly (but in any event no later than ten (10) days prior to the expected date of such Marketed Underwritten Shelf Take-Down) give written notice of such Marketed Underwritten Shelf Take-Down to all Shelf Holders of Registrable Securities under such Shelf Registration Statement and any such Shelf Holders requesting inclusion in such Marketed Underwritten Shelf Take-Down must respond in writing within five (5) days after the receipt of such notice. The SLP Holders shall have the right to select the underwriter or underwriters to administer such Marketed Underwritten Shelf Take-Down; provided that such underwriter or underwriters shall be reasonably acceptable to the Company.

(ii) With respect to any Marketed Underwritten Shelf Take-Down, the right of any Shelf Holder to participate shall be conditioned upon such Shelf Holder’s participation in such underwriting and the inclusion of such Shelf Holder’s Registrable Securities in the underwriting to the extent provided herein. The Company shall, together with all SLP Holders, Shelf Holders of Registrable Securities of the Company and Third Party Shelf Holders proposing to distribute their securities through such Marketed Underwritten Shelf Take-Down, enter into an underwriting agreement in customary form with the underwriter or underwriters selected by the SLP Holders and reasonably satisfactory to the Company. Notwithstanding any other provision of this Section 4.2, if the underwriter shall advise the Company that marketing factors (including, without limitation, an adverse effect on the per share offering price) require a limitation of the number of shares to be underwritten in a Marketed Underwritten Shelf Take-Down, then the Company shall so advise all SLP Holders, Shelf Holders and Third Party Shelf Holders that have requested to participate in such Marketed Underwritten Shelf Take-Down, and the number of shares of Registrable Securities that may be included in such Marketed Underwritten Shelf Take-Down shall be allocated pro rata among such SLP Holders, Shelf Holders and Third Party Shelf Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such SLP Holders, Shelf Holders and Third Party Shelf Holders at the time of such Marketed Underwritten Shelf Take-Down. No Registrable Securities excluded from a Marketed Underwritten Shelf Take-Down by reason of the underwriter’s marketing limitation shall be included in such underwritten offering.

Section 4.3. Piggyback Registration.

(a) Company Registration. Subject to Section 4.3(d), if at any time or from time to time the Company shall determine to register any of its Share Equivalents, either for its own account (a “Company Registration”) or for the account of security holders (a “Demand Registration”) (other than (1) in a registration relating solely to employee benefit plans, (2) a registration on Form S-4 or S-8 (or such other similar successor forms then in effect under the Securities Act), (3) a registration pursuant to which the Company is offering to exchange its own securities, (4) a registration statement relating solely to dividend reinvestment or similar plans, (5) a shelf registration statement pursuant to which only the initial purchasers and subsequent transferees of debt securities of the Company or any Subsidiary that are convertible for Shares and that are initially issued pursuant to Rule 144A and/or Regulation S of the Securities Act may resell such notes and sell the Shares into which such notes may be converted or (6) a registration pursuant to Section 4.2 hereof), the Company will:

(i) promptly (but in no event less than 10 days before the effective date of the relevant Registration Statement) give to each Holder written notice thereof; and

(ii) include in such registration (and any related qualification under state securities laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within 5 days after receipt of such written notice from the Company, by any Holder or Holders, except as set forth in Section 4.3(b) below.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 4.3(a)(i). In such event the right of any Holder to registration pursuant to this Section 4.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall, together with the Company and the other parties distributing their securities through such underwriting, enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 4.3, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may limit the number of Registrable Securities to be included in the registration and underwriting, subject to the terms of this Section 4.3. The Company shall so advise all holders of the Company’s securities that would otherwise be registered and underwritten pursuant hereto, and the number of shares of such securities, including Registrable Securities, that may be included in the registration and underwriting shall be allocated first, (x) in the case of a Company Registration, to the Company, or (y) in the case of a Demand Registration, the Initiating Holder thereof and such other Third Party Holders contractually entitled to priority with such Initiating Holder distributing their securities through such underwriting on a pro rata basis based on the total number of Registrable Securities held by such Initiating Holder and such Third Party Holders distributing their securities through such underwriting, and second, (1) in the case of a Company Registration, to the Holders and the Third Party Holders distributing their securities through such underwriting on a pro rata basis based on the total number of Registrable Securities held by such Holders and Third Party Holders distributing their securities through such underwriting, or (2) in the case of a Demand Registration, the Holders and such other Third Party Holders not contractually entitled to priority with the Initiating Holder distributing their securities through such underwriting on a pro rata basis based on the total number of Registrable Securities held by such Initiating Holder and such Third Party Holders distributing their securities through such underwriting. With respect to a Company Registration, no such reduction shall reduce the securities being offered by the Company for its own account to be included in the registration and underwriting. No securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. For the avoidance of doubt, nothing in this Section 4.3(b) is intended to diminish the number of securities to be included by the Company in the underwriting.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 4.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

(d) Limitations. This Section 4.3 shall not apply to any Registration Statement under the Securities Act with respect to any Initial Public Offering unless one or more of the SLP Holders is selling Registrable Securities in such offering. Until the three-year anniversary of the consummation of the Initial Public Offering, the Holders may not elect to include Registrable Securities in a registration pursuant to this Section 4.3 unless one or more SLP Holders elects to include Registrable Securities in such registration.

Section 4.4. Expenses of Registration. All expenses incurred in connection with all registrations effected pursuant to Section 4.2 and Section 4.3, including all registration, filing and qualification fees (including state securities law fees and expenses), printing expenses, escrow fees, fees and disbursements of counsel for the Company and expenses of any special audits incidental to or required by such registration shall be borne by the Company; provided, however, that the Company shall not be required to pay stock transfer taxes or underwriters’ discounts or selling commissions relating to Registrable Securities.

Section 4.5. Obligations of the Company. Whenever required under this Article IV to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective, and keep such Registration Statement effective for the lesser of 180 days or until the Holder or Holders have completed the distribution relating thereto;

(b) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement in accordance with the intended methods of disposition by sellers thereof set forth in such Registration Statement;

(c) permit any Holder which Holder, in the reasonable judgment, exercised in good faith, of such Holder, might be deemed to be a controlling person of the Company, to participate in good faith in the preparation of such Registration Statement and to cooperate in good faith to include therein material, furnished to the Company in writing, that in the reasonable judgment of such Holder and its counsel should be included;

(d) furnish to the Holders such numbers of copies of a prospectus, including all exhibits thereto and documents incorporated by reference therein and a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(f) notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably practicable after notice thereof is received by the Company of any written comments by the SEC or any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement or such prospectus or for additional information;

(g) notify each Holder of Registrable Securities covered by such Registration Statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(h) notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably practicable after notice thereof is received by the Company of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final prospectus or the initiation or threatening of any proceedings for such purposes, or any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(i) use its reasonable best efforts to prevent the issuance of any stop order suspending the effectiveness of any Registration Statement or of any order preventing or suspending the use of any preliminary or final prospectus and, if any such order is issued, to obtain the withdrawal of any such order as soon as practicable;

(j) make available for inspection by each Holder including Registrable Securities in such registration, any underwriter participating in any distribution pursuant to such registration, and any attorney, accountant or other agent retained by such Holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as such parties may reasonably request, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such Registration Statement;

(k) use its reasonable best efforts to register or qualify, and cooperate with the Holders of Registrable Securities covered by such Registration Statement, the underwriters, if any, and their respective counsel, in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or “blue sky” laws of each state and other jurisdiction of the United States as any such Holder or underwriters, if any, or their respective counsel reasonably request in writing; provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

(l) obtain for delivery to the Holders of Registrable Securities covered by such Registration Statement and to the underwriters, if any, an opinion or opinions from counsel for the Company, dated the effective date of the Registration Statement or, in the event of an underwritten offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such holders or underwriters, as the case may be, and their respective counsel;

(m) in the case of an underwritten offering, obtain for delivery to the Company and the underwriters, with copies to the Holders of Registrable Securities included in such Registration, a cold comfort letter from the Company’s independent certified public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

(n) use its reasonable best efforts to list the Registrable Securities that are Shares covered by such Registration Statement with any securities exchange on which the Shares are then listed;

(o) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

(p) cooperate with Holders including Registrable Securities in such registration and the underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such Holders or the managing underwriters may request at least two Business Days prior to any sale of Registrable Securities;

(q) use its reasonable best efforts to comply with all applicable securities laws and make available to its Holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder; and

(r) in the case of an underwritten offering, cause the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the underwriters and otherwise to facilitate, cooperate with and participate in each proposed offering contemplated herein and customary selling efforts related thereto.

Section 4.6. Indemnification.

(a) The Company will, and does hereby undertake to, indemnify and hold harmless each Holder of Registrable Securities, each of such Holder’s officers, directors, employees, partners and agents, and each Person controlling such Holder, with respect to any registration, qualification or compliance effected pursuant to this Article IV, and each underwriter, if any, and each Person who controls any underwriter, of the Registrable Securities held by or issuable to such Holder, against all claims, losses, damages and liabilities (or actions in respect thereto) to which they may become subject under the Securities Act, the Exchange Act, or other federal or state law arising out of or based on (A) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, free writing prospectus or other similar document (including any related Registration Statement, notification, or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, (B) any violation or alleged violation by the Company of any federal, state or common law rule or regulation applicable to the Company in connection with any such registration, qualification or compliance, or (C) any failure to register or qualify Registrable Securities in any state where the Company or its agents have affirmatively undertaken or agreed in writing that the Company (the undertaking of any underwriter chosen by the Company being attributed to the Company) will undertake such registration or qualification on behalf of the Holders of such Registrable Securities (provided that in such instance the Company shall not be so liable if it has undertaken its reasonable best efforts to so register or qualify such Registrable Securities) and will reimburse, as incurred, each such Holder, each such underwriter and each such director, officer, partner, agent and controlling person, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to the Company by such Holder or underwriter expressly for use therein.

(b) Each Holder will, and if Registrable Securities held by or issuable to such Holder are included in such registration, qualification or compliance pursuant to this Article IV, does hereby undertake to indemnify and hold harmless the Company, each of its directors, employees, agents and officers, and each Person controlling the Company, each underwriter, if any, and each Person who controls any underwriter, of the Company’s securities covered by such a Registration Statement, and each other Holder, each of such other Holder’s officers, partners, directors and agents and each Person controlling such other Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, prospectus, offering circular, free writing prospectus or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, and will reimburse, as incurred, the Company, each such underwriter, each such other Holder, and each such director, officer, employee, agent, partner and controlling Person of the foregoing, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in such Registration Statement, prospectus, offering circular, free writing prospectus or other document, in reliance upon and in conformity with written information furnished to the Company by such Holder expressly for use therein; provided, however, that the liability of each Holder hereunder shall be limited to the net proceeds received by such Holder from the sale of securities under such Registration Statement. It is understood and agreed that the indemnification obligations of each Holder pursuant to any underwriting agreement entered into in connection with any Registration Statement shall be limited to the obligations contained in this Section 4.6(b).

(c) Each party entitled to indemnification under this Section 4.6 (the “Indemnified Party”) shall give notice to the party required to provide such indemnification (the “Indemnifying Party”) of any claim as to which indemnification may be sought promptly after such Indemnified Party has actual knowledge thereof, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be subject to approval by the Indemnified Party (whose approval shall not be unreasonably withheld) and the Indemnified Party may participate in such defense at the Indemnifying Party’s expense if representation of such Indemnified Party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article IV, except to the extent that such failure to give notice shall materially adversely affect the Indemnifying Party in the defense of any such claim or any such litigation. An Indemnifying Party, in the defense of any such claim or litigation, may, without the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that includes as an unconditional term thereof the giving by the claimant or plaintiff therein, to such Indemnified Party, of a release from all liability with respect to such claim or litigation.

(d) In order to provide for just and equitable contribution in case indemnification is prohibited or limited by law, the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and such party’s relative intent, knowledge, access to information and opportunity to correct or prevent such actions; provided, however, that, in any case, (i) no Holder will be required to contribute any amount in excess of the public offering price of all securities offered by it pursuant to such Registration Statement less all underwriting fees and discounts and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e) The indemnities provided in this Section 4.6 shall survive the transfer of any Registrable Securities by such Holder.

Section 4.7. Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Article IV.

Section 4.8. Transfer of Registration Rights. The rights, contained in Section 4.2 and Section 4.3 hereof, to cause the Company to register the Registrable Securities, may be assigned or otherwise conveyed by the Holders pursuant to a transfer permitted pursuant to Section 3.2.

Section 4.9. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article IV.

Section 4.10. Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, the Company, following an Initial Public Offering, agrees to use its reasonable best efforts to:

(a) make and keep current public information available, within the meaning of Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after it has become subject to the reporting requirements of the Exchange Act;

(b) file with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act and Exchange Act (after it has become subject to such reporting requirements); and

(c) so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time commencing 90 days after the effective date of the first registration filed by the Company for an offering of its securities to the general public), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

Section 4.11. “Market Stand Off” Agreement. Each Holder hereby agrees that during (i) such period following the effective date (which period shall in no event exceed one hundred and eighty (180) days) of a Registration Statement of the Company filed in connection with an Initial Public Offering as the SLP Investors may agree to with the underwriter or underwriters of such offering and (ii) such period (which period shall in no event exceed ninety (90) days) following the effective date of a registration statement of the Company filed under the Securities Act subsequent to an Initial Public Offering as the Initiating Holders (or the Company if there is no Initiating Holder and the SLP Investors agree with the Company that this Section 4.11 will apply under such circumstances) may agree to with the underwriter or underwriters of such offering and/or the Company (if applicable), it shall not, to the extent requested by the Company and/or any underwriter, sell, pledge, hypothecate, transfer, make any short sale of, loan, grant any option or right to purchase of, or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Shares held by it at any time during such period except Shares included in such registration. Each Holder agrees that it shall deliver to the underwriter or underwriters of any offering to which clause (i) or (ii) is applicable to such Holder a customary agreement reflecting its agreement set forth in this Section 4.11.

Section 4.12. Termination of Registration Rights. The rights of any particular Holder to cause the Company to register securities under Section 4.2 or Section 4.3 hereof shall terminate as to any Holder on the date such Holder, together with his or her Permitted

Transferees, beneficially owns less than 3% of the Shares that are outstanding at such time and such Holder and his or her Permitted Transferees are able to dispose of all of their Registrable Securities in any 90 day period pursuant to Rule 144 (or any similar or analogous rule promulgated under the Securities Act); provided, that if Article III would prevent a Holder from disposing of Shares in the 90 day time period contemplated by this Section 4.12, this Section 4.12 shall not disqualify any Shares held by such Holder from being Registrable Securities.

ARTICLE V

PURCHASE OF SHARES ON TERMINATION OF EMPLOYMENT OF MANAGEMENT INVESTORS

Section 5.1. General. If a Management Investor’s employment with the Company shall terminate, the Company (and, to the extent provided in Section 5.5, the SLP Investors) shall have the right to purchase all or a portion of the Share Equivalents owned by such Management Investor or any of his or her Permitted Transferees owning any such Share Equivalents (“Call Shares”) and all or a portion of the Options owned by such Management Investor or any of his or her Permitted Transferees owning any such Options that are vested as of the Call Date (“Call Options”), in each case upon the terms and subject to the conditions set forth in this Article V (a “Call”). The right of the Company (or, to the extent permitted by Section 5.5, the SLP Investors) to effect a Call, as set forth in this Article V, shall terminate upon the Initial Public Offering.

Section 5.2. Termination of Employment by the Company without Cause, by the Management Investor with Good Reason or due to Death or Disability of the Management Investor.

(a) If a Management Investor’s employment with the Company shall be terminated (i) by the Company without Cause, (ii) at the election of the Management Investor with Good Reason or (iii) due to the death or Disability of such Management Investor, the Company shall have the right, but not the obligation, by written notice to such Management Investor no later than ninety days after the Termination Date (or if the Management Investor or any of his or her Permitted Transferees acquires Share Equivalents upon the exercise of an Option or similar purchase right following the Termination Date, no later than ninety days after the date of exercise of such Options or similar purchase rights by such Management Investor or Permitted Transferee), to Call all or a specified portion of the Call Shares at the Call Shares Price.

(b) Upon the exercise of a Call with respect to any Call Shares pursuant to this Section 5.2: (i) the Company shall, on the Call Date, purchase such Call Shares from the Management Investor and his or her Permitted Transferees, if applicable, for the Call Shares Price, payable in cash, and (ii) the Management Investor and his or her Permitted Transferees, if applicable, shall, simultaneously therewith, transfer such Call Shares, if applicable, to the Company free and clear of all Encumbrances by delivering to the Company stock certificates for such Call Shares, duly endorsed in blank with appropriate transfer tax stamps affixed.

Section 5.3. Termination of Employment by the Management Investor without Good Reason.

(a) If a Management Investor’s employment with the Company shall be terminated by the Management Investor without Good Reason, the Company shall have the right, but not the obligation, by written notice to such Management Investor no later than ninety days after the Termination Date (or if the Management Investor or any of his or her Permitted Transferees acquires Share Equivalents upon the exercise of an Option or similar purchase right following the Termination Date, no later than ninety days after the date of exercise of such Options or similar purchase rights by such Management Investor or Permitted Transferee), to Call all or a specified portion of the Call Shares at the Call Shares Price and/or all or a specified portion of the Call Options at the Call Options Price.

(b) Upon the exercise of a Call with respect to any Call Shares and/or Call Options pursuant to this Section 5.3: (i) the Company shall, on the Call Date, purchase such Call Shares and/or Call Options from the Management Investor and his or her Permitted Transferees, if applicable, for the Call Shares Price or Call Options Price, as applicable, in each case payable in cash, (ii) the Management Investor and his or her Permitted Transferees, if applicable, shall, simultaneously therewith, transfer such Call Shares, if applicable, to the Company free and clear of all Encumbrances by delivering to the Company stock certificates for such Call Shares, duly endorsed in blank with appropriate transfer tax stamps affixed and (iii) the Company shall, simultaneously therewith, cancel such Call Options, if applicable.

Section 5.4. Termination of Employment by the Company for Cause.

(a) If a Management Investor’s employment with the Company shall be terminated by the Company for Cause, the Company shall have the right, but not the obligation, by written notice to such Management Investor no later than ninety days after the Termination Date (or if the Management Investor or any of his or her Permitted Transferees acquires Share Equivalents upon the exercise of an Option or similar purchase right following the Termination Date, no later than ninety days after the date of exercise of such Options or similar purchase rights by such Management Investor or Permitted Transferee), to Call all or a specified portion of the Call Shares at the Call Shares Price.

(b) Upon the exercise of a Call with respect to any Call Shares pursuant to this Section 5.4: (i) the Company shall, on the Call Date, purchase such Call Shares from the Management Investor and his or her Permitted Transferees, if applicable, for the Call Shares Price, payable in cash, and (ii) the Management Investor and his or her Permitted Transferees, if applicable, shall, simultaneously therewith, transfer such Call Shares to the Company free and clear of all Encumbrances by delivering to the Company stock certificates for such Call Shares, duly endorsed in blank with appropriate transfer tax stamps affixed.

Section 5.5. Call Option of the SLP Investors. If, at any time prior to ninety days after the Termination Date (or, if applicable, ninety days after the date of exercise of Options or similar purchase rights by a Management Investor or his or her Permitted Transferee), the Company shall determine not to exercise its Call right pursuant to this Article V, then the Company shall promptly notify the SLP Investors of such determination. In such event, the SLP

Investors shall have the right to exercise the Call right pursuant to the terms and conditions of this Article V in the same manner as the Company.

Section 5.6. Certain Definitions used in this Article V.

(a) “Book Value” means (i) the aggregate book value of the Shares, calculated in accordance with U.S. generally accepted accounting principles and based on the aggregate equity financing provided by the Initial SLP Investors and all other Persons in connection with the completion of the Merger and the related transactions, as adjusted for, generally and among other things, the consolidated profits, losses, contributions to equity, deductions and dividends paid with respect to Serena subsequent to the Closing, divided by (ii) the aggregate number of Shares after giving effect to the conversion, exercise or exchange, as applicable, of all outstanding securities that are convertible into, exercise for or exchangeable into, Shares.

(b) “Call Date” means the date that is six months and one day after the applicable Termination Date (or the date of exercise of an Option or similar purchase right following the Termination Date) with respect to which the Company has notified a Management Investor of the Company’s exercise of a Call with respect to all or a portion of such Management Investor’s Shares.

(c) “Call Options Price” means, with respect to any Call exercised pursuant to Section 5.3 with respect to any Call Options, a price equal to the excess, if any, of (x) the Fair Market Value of the Call Shares for which such Call Options are exercisable as of the Call Date and (y) the aggregate exercise price with respect to such Call Options.

(d) “Call Shares Price” means, (i) with respect to any Call exercised pursuant to Section 5.2 or Section 5.3 with respect to any Call Shares, a price equal to the Fair Market Value of such Call Shares as of the Call Date, or (ii) with respect to any Call exercised pursuant to Section 5.4 with respect to any Call Shares, a price equal to the lower of (x) the Fair Market Value of such Call Shares as of the Call Date and (y) the Book Value of such Call Shares as of the Call Date.

(e) “Cause” means, with respect to any Management Investor, unless otherwise defined in a written employment or similar agreement between such Management Investor and the Company or otherwise agreed to in writing by such Management Investor and the Company, (i) the willful and continued failure by such Management Investor to perform his or her material duties with respect to the Company or its Affiliates, which continues beyond 10 Business Days after a written demand for substantial performance specifying such failure(s) is received by such Management Investor from the Company (the “Cure Period”); (ii) the willful or intentional engaging by such Management Investor in conduct that causes material and demonstrable injury, monetarily or otherwise, to the Company or the SLP Investors (taking into account their respective Affiliates); (iii) the conviction of such Management Investor for, or a plea of nolo contendre by such Management Investor to, the commission of a felony; or (iv) any material breach by such Management Investor of any employment or service agreement between the Management Investor and the Company or any of its Affiliates or of any applicable policy of the Company or any of its Affiliates, which breach is not cured pursuant to the terms of such agreement or policy and which breach causes a demonstrable injury, monetarily or otherwise, to the Company, the SLP Investors or their respective Affiliates.

(f) “Disability” means, with respect to any Management Investor, unless otherwise defined in a written employment or similar agreement between such Management Investor and the Company or otherwise agreed to in writing by such Management Investor and the Company, (i) before the Listing Date, the inability of such Management Investor, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of that Management Investor’s position with the Company or an Affiliate of the Company because of the sickness or injury of such Management Investor and (ii) after the Listing Date, the permanent and total disability of such Management Investor within the meaning of Section 22(e)(3) of the Code.

(g) “Good Reason” means with respect to any Management Investor, unless otherwise defined in a written employment or similar agreement between such Management Investor and the Company or otherwise agreed to in writing by such Management Investor and the Company, (i) any reduction in such Management Investor’s base salary or such Management Investor’s annual incentive compensation opportunity (other than a general reduction, not to exceed 10%, in base salary or annual incentive compensation opportunities that affects all members of senior management proportionately); or (ii) any of (A) a substantial reduction in such Management Investor’s duties, responsibilities or title or (B) the assignment of any duties or responsibilities that are materially inconsistent with such Management Investor’s position with the Company (provided, however, that neither of (I) a change in such Management Investor’s title or reporting relationships, or (II) an adjustment in the nature of such Management Investor’s duties and responsibilities that does not reduce such Management Investor’s overall management responsibility shall not be considered Good Reason), in either case during the 6-month period immediately following a merger, consolidation, tender offer, or other purchase or sale of a business that involves the Company; or (iii) a transfer of such Management Investor’s primary workplace by more than thirty-five (35) miles from his or her then existing primary workplace; or (iv) the failure of any successor to the business of the Company to assume the Company’s obligations under any applicable employment agreement of such Management Investor.

(h) “Listing Date” means the first date upon which any security of the Company is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system if such securities exchange or interdealer quotation system has been certified in accordance with the provisions of Section 25100(o) of the California Corporate Securities Law of 1968, as amended.

(i) “Termination Date” means the date of termination of a Management Investor’s employment with the Company.

ARTICLE VI

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 6.1. Further Assurances. From time to time, at the reasonable request of any other party hereto and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or appropriate to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 6.2. Freedom to Pursue Opportunities. The parties expressly acknowledge and agree that: (a) each SLP Investor, each Person appointed or nominated to the Board as a director or observer (each, a “Board Participant”) and Affiliated Officer has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as the Company or any of its Subsidiaries, including those deemed to be competing with the Company or any of its Subsidiaries; and (b) in the event that a SLP Investor, Board Participant or Affiliated Officer of the Company acquires knowledge of a potential transaction or matter that may be a corporate opportunity for each of the Company and such SLP Investor, Board Participant, Affiliated Officer or any other Person, the SLP Investor, Board Participant or Affiliated Officer of the Company shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its Subsidiaries, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or its Affiliates or any of the Management Investors for breach of any duty (contractual or otherwise) by reason of the fact that such SLP Investor, Board Participant or Affiliated Officer, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company of any of its Subsidiaries; provided, however, that this Section 6.2 shall not apply to any Board Participant who is also an officer or employee of the Company or any of its Subsidiaries (other than Affiliated Officers).

Section 6.3. Legend on Share Certificates.

(a) The certificates representing the Restricted Shares shall include an endorsement typed conspicuously thereon of the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE RESOLD OR TRANSFERRED UNLESS REGISTERED OR EXEMPT FROM REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS, AND HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT OF 1933, AS AMENDED.

IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A MANAGEMENT STOCKHOLDERS AGREEMENT DATED AS OF MARCH 7, 2006 (AS MAY BE AMENDED FROM

TIME TO TIME) AND MAY NOT BE VOTED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH AGREEMENT.”

In the event that any Share Equivalents shall cease to be Restricted Shares, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate representing such Share Equivalents without the first paragraph of the legend required by this Section 6.3. In the event that any Securities shall cease to be subject to the restrictions on transfer set forth in this Agreement, the Company shall, upon the request of the holder thereof, issue to such holder a new certificate representing such Share Equivalents without the second paragraph of the legend required by this Section 6.3.

(b) All certificates for Share Equivalents representing Restricted Shares hereafter issued, whether upon transfer or original issue, shall be endorsed with a like legend.

(c) Each Management Investor agrees, immediately upon receipt of the stock certificate(s) evidencing the Restricted Shares, to deliver such certificate(s) to the Secretary of the Company or other designee of the Company (the “Escrow Holder”), who is hereby appointed to hold such certificate(s) in escrow and to take all such actions and to effectuate all such transfers and/or releases of such Shares as are in accordance with the terms of this Agreement. The Company agrees to provide such Management Investor with a photocopy of such stock certificate(s) upon such Management Investor’s request. The Management Investor and the Company agree that the Escrow Holder will not be liable to any party to this Agreement (or to any other party) for any actions or omissions unless the Escrow Holder is grossly negligent or intentionally fraudulent in carrying out the duties of the Escrow Holder under this Agreement. The Escrow Holder may rely upon any letter, notice or other document executed with any signature purported to be genuine and may rely on the advice of counsel and obey any order of any court with respect to the transactions contemplated by this Agreement.

Section 6.4. Restriction on Employee Equity Program. Without the prior written consent of the SLP Investors, prior to an Initial Public Offering, the Company shall not issue any Options or other equity grants or awards under a Stock Incentive Plan or any other employee equity program unless such Options, grants or other awards are subject to the terms and provisions of this Agreement.

ARTICLE VII

ADDITIONAL PARTIES

Section 7.1. Additional Parties. Additional parties may be added to and be bound by and receive the benefits afforded by this Agreement upon the signing and delivery of a counterpart of this Agreement by the Company and the acceptance thereof by such additional parties and, to the extent permitted by Section 8.7, amendments may be effected to this Agreement reflecting such rights and obligations, consistent with the terms of this Agreement, of such party as the SLP Investors and such party may agree. Promptly after signing and delivering such a counterpart of this Agreement, the Company will deliver a conformed copy thereof to all of the parties.

ARTICLE VIII

MISCELLANEOUS

Section 8.1. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties as to restrictions on the transferability of Shares and the other matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto. In the event of any inconsistency between this Agreement and any document executed or delivered to effect the purposes of this Agreement, including, without limitation, the by-laws of any company, this Agreement shall govern as among the parties hereto.

Section 8.2. Specific Performance. The parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that, in the event of breach by any party, damages would not be an adequate remedy and each of the other parties shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity; and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

Section 8.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts entered into and performed entirely within such State.

Section 8.4. Arbitration. Any dispute, controversy or claim (each a “Dispute” and collectively, the “Disputes”) arising out of, relating to or in connection with this Agreement, including, without limitation, any Dispute regarding its validity or termination, or the performance or breach thereof under this Agreement shall be settled exclusively and finally by a panel of one arbitrator selected by the mutual agreement of the parties to such Dispute in an arbitration proceeding administered by Judicial Arbitration and Mediation Services (“JAMS”) under its Comprehensive Arbitration Rules and Procedure in effect at the time of such proceeding, and judgment on the award rendered by such arbitrator may be entered in any court having jurisdiction thereof. If the parties to any such Dispute are unable to select such arbitrator within 15 days after the first notice given by any party to such Dispute to the other party or parties to such Dispute requesting arbitration and the selection of such arbitrators, any party to such Dispute may request that JAMS select such arbitrator, which selection shall be binding on the parties to such Dispute. If (i) two or more Disputes arising out of or in connection with this Agreement are simultaneously pending, (ii) the subject matters of such Disputes involve common questions of law or fact and (iii) the independent resolution of each such Dispute could result in conflicting decisions or obligations, such Disputes may be consolidated in a single proceeding. If more than one arbitration proceeding involving any such Disputes are pending, such proceedings shall, at the request of any party to such Dispute, be consolidated and settled in a single arbitration proceeding; provided that the determination of whether such Disputes shall be consolidated shall be determined by the first panel of three arbitrators established to settle any such Dispute. If such Disputes are consolidated and more than one panel of three arbitrators has been established to settle any of such Disputes, the parties to such Dispute shall, within 20 days after such consolidation, select one panel of one arbitrator so established to settle the single consolidated arbitration proceeding. Unless the parties to such Dispute otherwise agree to conduct any arbitration proceeding pursuant to this Section 8.4 elsewhere, such proceeding shall be conducted and any decision shall be rendered in San Francisco, California. Expenses and costs associated with the submission of any Dispute to arbitration shall be the responsibility of the party against whom a final decision is rendered with respect to that Dispute (provided that in the case of multiple Disputes that are consolidated into a single proceeding, the costs of such proceeding shall be borne on a Dispute-by-Dispute basis by the party against whom a final decision is rendered with respect to each particular Dispute). The award rendered by the arbitrator shall be final and binding on the parties to the Dispute; provided, however, that (i) by agreeing to arbitration, the parties do not intend to deprive any court with jurisdiction of its ability to issue a preliminary injunction, attachment or other form of provisional remedy in aid of the arbitration and a request for such provisional remedies by a party to a court shall not be deemed a waiver of this agreement to arbitrate, and (ii) in addition to the authority conferred upon the tribunal by the rules specified above, the tribunal shall also have the authority to grant provisional remedies, including injunctive relief.

Section 8.5. Obligations. All obligations hereunder shall be satisfied in full without set-off, defense or counterclaim.

Section 8.6. Consent of the SLP Investors and Management Investors.

(a) If any consent, approval or action of the SLP Investors is required at any time pursuant to this Agreement, such consent, approval or action shall be deemed given if the holders of a majority of the outstanding Shares held by the SLP Investors at such time provide such consent, approval or action in writing at such time.

(b) If any consent, approval or action of a Management Investor is required at any time pursuant to this Agreement, such consent, approval or action shall be deemed given if the holders of a majority of the outstanding Shares held at such time by such Management Investor and his or her Permitted Transferees provide such consent, approval or action in writing at such time.

Section 8.7. Amendment and Waiver.

(a) This Agreement may be amended, modified or waived, in whole or in part, at any time pursuant to an agreement in writing executed by the Company and the SLP Investors; provided that (i) any amendment, modification or waiver that adversely affects the rights of the Management Investors relative to the SLP Investors shall also require the written consent of the Management Investors holding a majority of the outstanding Shares held at such time by all Management Investors and (ii) any amendment, modification or waiver that adversely affects the rights of a Management Investor relative to the other Management Investors shall also require the written consent of such Management Investors; provided, further, that, for the avoidance of doubt, no amendments to this agreement to allow for the addition of a transferee or recipient of any newly-issued Share Equivalents or Options as a party hereto shall be deemed to adversely affect the rights of any of the Management Investors. If requested by the SLP Investors, the Company agrees to execute and deliver any amendments to this Agreement to the extent so requested by the SLP Investors in connection with the addition of a transferee of Share

Equivalents or Options or a recipient of any newly-issued Share Equivalents or Options as a party hereto; provided that such amendments are in compliance with the provisos set forth in the immediately foregoing sentence. Any amendment, modification or waiver effected in accordance with the foregoing shall be effective and binding on the Company and each Management Investor.

(b) Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.

Section 8.8. Binding Effect. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties’ successors and permitted assigns.

Section 8.9. Termination. This Agreement shall automatically terminate and the transactions contemplated hereby shall be abandoned:

(i) by written consent of each of the parties hereto,

(ii) upon the dissolution or liquidation of the Company, or

(iii) if at any time prior to the Closing, the Merger Agreement shall have been terminated in accordance with its terms.

In the event of any termination of this Agreement as provided in this Section 8.9, this Agreement shall forthwith become wholly void and of no further force or effect (except this Article VIII) and there shall be no liability on the part of any parties hereto or their respective officers or directors, except as provided in this Article VIII. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful breach of this Agreement.

Section 8.10. Notices. Any and all notices, designations, offers, acceptances or other communications provided for herein shall be given in writing by registered or certified mail, which shall be addressed, in the case of the Company, to its principal office, and, in the case of any Management Investor or the SLP Investors, to such party’s address appearing on the stock books of the Company or to such other address as may be designated by such party in writing to the Company. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by facsimile, on the day of transmittal thereof if given during the normal business hours of the recipient, and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

Section 8.11. Severability. If any portion of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such portion shall be deemed severable from the remainder of this Agreement, which shall continue in all respects valid and enforceable.

Section 8.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

Section 8.13. Assumption of Obligations. Upon consummation of the Merger, all rights and obligations of Spyglass will be assumed by Serena and Serena shall become a party to this Agreement.

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

SPYGLASS MERGER CORP.

By:
Name:
Title:

[Signature Page to Participation Letter Agreement]

SILVER LAKE PARTNERS II, L.P.

By:	SILVER LAKE TECHNOLOGY ASSOCIATES II, L.L.C., its General Partner

By:
		Name:	Alan K. Austin
		Title:	Managing Director and Chief Operating Officer

SILVER LAKE TECHNOLOGY INVESTORS II, L.L.C.

By:	SILVER LAKE MANAGEMENT COMPANY, L.L.C., its Manager

By:
		Name:	Alan K. Austin
		Title:	Managing Director and Chief Operating Officer

2

INITIAL MANAGEMENT INVESTOR:

Name:
Address:

Address:

Telephone:

Telecopy:

3

Exhibit A

Form of Spousal Consent

In consideration of the execution of that certain Management Stockholders Agreement (the “Management Stockholders Agreement”) by and among Spyglass Merger Corp., the Management Investors (as defined in the Management Stockholders Agreement) and other persons party thereto, I, _____________________________________ , the spouse of _____________________________________, who is party to the Management Stockholders Agreement, do hereby join with my spouse in executing the foregoing Management Stockholders Agreement and do hereby agree to be bound by all of the terms and provisions thereof.

Dated as of ______________ ____, 200_
Spouse